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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Tracy K. Lorenz Director of Investor Relations Career Education Corporation 847/585-3899 www.careered.com

CAREER EDUCATION COMPLETES MERGER
WITH WHITMAN EDUCATION GROUP, INC.

CEC Acquires Three Unique School Brands

        Hoffman Estates, Ill., (July 1, 2003)—Career Education Corporation (NASDAQ: CECO) today announced it has completed its merger with Whitman Education Group, Inc. (AMEX: WIX), operator of Ultrasound Diagnostic Schools, Sanford-Brown Colleges and Colorado Technical Universities. Whitman shareholders approved the merger agreement at a special meeting held today.

        Under the terms of the merger agreement, Whitman's shareholders will receive $6.00 in cash and 0.138 shares of CEC common stock for each share of Whitman common stock. The transaction enterprise value is approximately $245 million. CEC anticipates the merger will be accretive to CEC's earnings per share in 2003 and will include more specific guidance related to this transaction when it releases its second quarter results in late July.

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CEC/Whitman Merger Completed...2

        "During the past three months, we have made tremendous progress in preparing to integrate Whitman's three school groups into the CEC organization," said John M. Larson, CEC's chairman, president and chief executive officer. "We are positioned to implement our proven strategy to drive both top and bottom-line growth through enhanced marketing, student retention, and career placement initiatives. Longer-term, we will add new curricular programs, open new geographic markets, and expand CTU's regionally accredited online learning platform.

        "This strategic combination will allow us to significantly enhance our position in the rapidly-growing health education field, while further expanding our leadership in information technology and business studies," he said.

        As previously disclosed, CEC was notified in early June that Whitman Education Group, Inc. was named as a defendant in a qui-tam lawsuit. CEC believes that the lawsuit is without merit and will vigorously defend it.

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CEC/Whitman Merger Completed...3

        Whitman Education Group, Inc. (www.whitmaneducation.com) is a proprietary provider of career-oriented postsecondary education. Through three wholly-owned subsidiaries, Whitman currently operates 22 schools in 13 states offering a range of graduate, undergraduate and non-degree certificate and diploma programs primarily in the fields of healthcare, information technology and business, to approximately 10,000 students.

        Career Education Corporation (www.careered.com) is the world's largest on-campus provider of private, for-profit postsecondary education and has a rapidly-growing presence in online education. Including the merger of Whitman Education Group, Inc., CEC's Colleges, Schools and Universities Group operates 73 campuses in the U.S., Canada, France, the United Kingdom and the United Arab Emirates and offers doctoral degree, master's degree, bachelor's degree, associate degree and diploma programs in the career-oriented disciplines of visual communication and design technologies, information technology, business studies, culinary arts and health education. The Online Education Group's AIU Online Division offers master's degree, bachelor's degree and associate degree programs in information technology, business administration, visual communication and education. Including the merger of Whitman Education Group, Inc., CEC's total student population on April 30, 2003 would have been approximately 64,400 students.

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CEC/Whitman Merger Completed...4

        Except for the historical and present factual information contained herein, the matters set forth in this release, including statements as to the expected benefits and synergies of the merger, future opportunities and any other effect, result or aspect of the merger transaction and any other statements identified by words such as "anticipates," "expects," "projects," "plans," "will," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on information currently available to us and involve risks and uncertainties that could cause our actual growth, results, performance and business prospects and opportunities to differ materially from those expressed in, or implied by these statements. These risks and uncertainties include, but are not limited to, costs and difficulties related to the integration of acquired businesses, risks and effects of legal and administrative proceedings and governmental regulations, future financial and operational results, competition, general economic conditions, ability to manage and continue growth, and other risk factors relating to our industry and business as detailed in our Annual Report on Form 10-K for the year ended December 31, 2002, as amended and from time to time in our reports filed with the SEC. We disclaim any responsibility to update these forward-looking statements.

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  Exhibit 99.1